Exhibit 10.5

CONSULTING AGREEMENT

BY AND BETWEEN

EDISON NATION, INC AND TIBURON

APRIL 24, 2020

This will confirm the terms and conditions of the management agreement (this “Agreement”) between Edison Nation Inc. (the “Company”) and TIBURON (the “Consultant”).

1.	Services: Commencing on the date of this Agreement, the Company hereby retains Consultant to provide consulting services for Edison Nation, Inc. (the “Operation”).

a)	Pursuant to the terms and conditions set forth in the Agreement, the Services provided by the Consultant shall include but are not limited to the following:

i)	Business Development services

ii)	Consultation related to potential trade financing opportunities.

2.	Term. The term of this Agreement shall commence on the date hereof and shall continue for six (6) months.

3.	Compensation:

a)	The Company shall pay the Consultant the following compensation:

i)	An initial grant of ten thousand shares of common stock upon execution of the agreement. Six additional monthly payments of eight thousand shares per month for May 2020, June 2020, July 2020, August 2020, September 2020 and October 2020.

b)	Expense Reimbursement: The Company also agrees to reimburse Consultant for all reasonable and documented costs or expenses that are incurred or paid by Consultant during the Term in connection with the performance of the Services. The Company shall pay undisputed fees and costs and expenses within ten (10) days after the Company’s receipt of a written invoice (and documentation, in the case of costs and expenses) from Consultant.

4.	Confidentiality.

a)	Consultant acknowledges that:

i)	As a result of its consultancy with the Company, Consultant has obtained and will obtain secret and confidential information concerning the Company and its subsidiaries (“Confidential Information”). Confidential Information includes all information whether of a technical, business or other nature (including, without limitation, trade secrets, recipes, know-how and information relating to the technology, customers, business plan, patents, promotional and marketing activities, finances and other business affairs) that is or may be disclosed or imparted to Consultant or that may be developed by Consultant in performance of the Services. Confidential Information also includes all information concerning any other plans for, or existence and progress of, potential business combinations, acquisitions, financings, business expansions, mergers, sales of assets, take-overs or tender offers involving the Company or its affiliates. Confidential Information may be in any format, whether written, printed, electronic, oral or in any other form or medium.

ii)	The Company will suffer substantial damage that will be difficult to compute if, during the period of the consultancy with the Company or thereafter, Consultant should divulge Confidential Information.

iii)	The provisions of this Agreement are reasonable and necessary to protect the business of the Company, to protect the Company’s trade secrets and Confidential Information and to prevent loss to a competitor of a Consultant whose services are special, unique and extraordinary.

b)	Consultant shall not at any time, during the term of this Agreement or thereafter, divulge to any person or entity or use any Confidential Information obtained or learned by it as a result of its consultancy with the Company, except (i) with the Company’s prior written consent, (ii) to the extent that any such information is in the public domain other than as a result of Consultant’s breach of any of its obligations hereunder; was in the Consultant’s lawful possession prior to receipt from or on behalf of Company; (iii) is lawfully disclosed to Consultant by a third party without violation of any right of the Company; (iv) is independently developed by Consultant or (v) where required to be disclosed by court order, subpoena or other government process. If Consultant shall be required to make disclosure pursuant to the provisions of clause (vi) of the preceding sentence, Consultant shall promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, notify the Company and, at the Company’s expense, Consultant shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

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c)	Consultant shall promptly return, following the termination of this Agreement or upon earlier request by the Company, all written materials in its possession and (i) supplied by the Company in conjunction with the Services under this Agreement, or (ii) generated by Consultant in the performance of the Services under this Agreement.

d)	Consultant shall not engage in any transaction involving the Company’s securities while in the possession of any material Confidential Information prior to the time such information shall be made known to the general public.

e)	If Consultant commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, the Company shall have the right and remedy to seek to have the provisions of this Consulting Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Consultant that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 4(e) shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

5.	Intellectual Property.

a)	For the specific projects that are done for Company, Consultant will disclose promptly and fully to the Company all works of authorship, ideas, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Consultant makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Consultant’s consultancy with respect to the business of the Company, in any way related or pertaining to or connected with the Services (collectively the “Work Product”).

b)	All intellectual property rights, including patent, trademark, trade secret and copyright rights, in and to the Work Product done for Company are and shall be the sole property of the Company. All Work Product of Consultant shall be deemed, as applicable, to be a “work made for hire” within the meaning of 17 U.S.C. §101. To the extent that the Work Product is deemed not to be “work made for hire,” this Agreement shall constitute an irrevocable assignment by the Consultant to the Company of all right, title and interest in and to all intellectual property rights in and to the Work Product.

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c)	Consultant hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company’s intellectual property rights in the Work Product and to execute and deliver such legal instruments or other documents as the Company shall request in order for the Company to obtain protection of the Work Product throughout the world. If the Company is unable after reasonable effort to secure Consultant’s signature for any such documents, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protections. Consultant agrees that this power of attorney is coupled with an interest.

d)	Consultant shall make and maintain adequate and current written records and evidence of all Work Product including, without limitation, drawings, work papers, graphs, computer code, source code, documentation, records, and any other document, all of which shall be and remain the property of the Company, and all of which shall be surrendered to the Company either upon request or upon cessation of Consultant’s consultancy with the Company, regardless of the reason for such cessation.

e)	Consultant hereby waives, and further agrees not to assert, any moral rights in or to the Work Product, including, but not limited to, rights to attribution and identification of authorship, rights to approval of modifications or limitations on subsequent modifications, and rights to restrict, cause or suppress publication or distribution of the Work Product.

6.	Representations and Warranties.

a)	The Company hereby represents and warrants to Consultant that: (a) it has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and (b) this Agreement has been fully and duly authorized by all necessary action on and has been duly executed and delivered by it, and (c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms.

b)	Consultant hereby represents and warrants to the Company that: (a) this Agreement constitutes a valid and binding agreement enforceable against Consultant in accordance with its terms, and (b) Consultant is free to enter into this Agreement and to perform the Services and duties required hereunder, and that there are no employment or consultancy contracts, restrictive covenants or other restrictions that would be breached by or prevent or limit performance of the Services hereunder.

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7.	Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered if delivered personally, by email, or by nationally recognized overnight courier (for example and not by way of limitation: Federal Express, United Parcel Service, Airborne Express), with acknowledgement of receipt required, addressed to the party to receive the same at its address above, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.

8.	Independent Contractor. Consultant hereby acknowledges that it will be performing services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Further, Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time. Without limiting the foregoing, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons engaged by Consultant in connection with the performance of the Services shall be Consultant’s contractors and Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such contractors.

9.	Survival. If this Agreement expires or is terminated pursuant to Section 2, the provisions of Sections 3 (solely with respect to fees and costs and expenses incurred prior to such expiration or termination) and 4 to 11 shall survive such expiration or termination.

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10.	Indemnification and Limitation of Liability. The Consultant agrees to indemnify and hold harmless the Company and its respective directors, officers, employees and agents from and against any and all claims, losses, damages, liabilities, costs and expenses including reasonable attorneys’ fees (“Losses”) arising directly or indirectly from or in connection with this Agreement, except for Losses arising from the Company’s own bad faith, gross negligence or willful misconduct. Company shall indemnify, defend and hold harmless Consultant and its respective officers, directors, employees and agents from and against all Losses, arising from, resulting from, or relating to claims that any property provided by Company and used in the Services infringes or violates any patent, copyright, trademark or trade secret right of any third party. Company’s indemnification obligation set forth in the immediate above sentence shall not apply to the extent that a claim of infringement is the direct result of the inclusion of any Pre-Existing Materials or other Consultant Work Product or other materials developed, created, conceived, or reduced to practice by Consultant for Company in the Services. The indemnified party agrees to give the indemnifying party prompt written notice of any Losses for which such party will seek indemnification hereunder. The indemnifying party is not bound by the settlement of any claim to which such Indemnifying party has not consented to in writing, which consent may not be unreasonably withheld, conditioned or delayed. Except for the indemnification obligations arising under this this Section, neither party shall be liable to the other party for any indirect, special, incidental, or consequential damages of any kind regardless of the form or action, including but not limited to lost sales or profits, even if the party has been advised of the possibility of such damages.

11.	Miscellaneous. This Agreement constitutes the entire agreement between the parties relating to the matters discussed herein and may be amended or modified only with the mutual written consent of the parties. Consultant shall not assign this Agreement, in whole or in part, or subcontract any of the Services, to any other party without the prior written consent of the Company. This Agreement shall be governed by internal laws of the State of Pennsylvania. Any action or proceeding arising under or with respect to this Agreement shall be brought in a federal or state court having jurisdiction located in the State of Pennsylvania. Each party agrees to submit to personal jurisdiction and to waive any objection as to venue in the courts located in the State of Pennsylvania. The prevailing party in any such action shall be entitled to recover its reasonable attorney’s fees and costs incurred in any such action or on appeal. If a provision of this Agreement is held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement shall be deemed enforceable to the fullest extent permissible under applicable law, and when necessary, the court is requested to reform any and all terms or conditions to give them such effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

Very truly yours,

EDISON NATION, INC.

By:
Name:
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

TIBURON

Managing Director.